FOR IMMEDIATE RELEASE:
NVIDIA Announces Financial Results for Third Quarter Fiscal 2020

SANTA CLARA, Calif.-Nov. 14, 2019- NVIDIA (NASDAQ: NVDA) today reported revenue for the third quarter ended Oct. 27, 2019, of $3.01 billion compared with $3.18 billion a year earlier and $2.58 billion in the previous quarter.
GAAP earnings per diluted share for the quarter were $1.45, compared with $1.97 a year ago and $0.90 in the previous quarter. Non-GAAP earnings per diluted share were $1.78, compared with $1.84 a year earlier and $1.24 in the previous quarter.
“Our gaming business and demand from hyperscale customers powered Q3’s results,“ said Jensen Huang, founder and CEO of NVIDIA. “The realism of computer graphics is taking a giant leap forward with NVIDIA RTX.
“This quarter, we have laid the foundation for where AI will ultimately make the greatest impact.  We extended our reach beyond the cloud, to the edge, where GPU-accelerated 5G, AI and IoT will revolutionize the world’s largest industries. We see strong data center growth ahead, driven by the rise of conversational AI and inference.”
NVIDIA will pay its next quarterly cash dividend of $0.16 per share on Dec. 20, 2019, to all shareholders of record on Nov. 29, 2019.
The company will return to repurchasing its stock after closing the acquisition of Mellanox Technologies, Ltd. Although discussions with the European Union and China regulatory bodies are progressing and closing the acquisition is possible by the end of this calendar year, the company believes the closing will likely occur in the early part of calendar 2020.
Q3 Fiscal 2020 Summary

GAAP
($ in millions, except earnings per share)	Q3 FY20	Q2 FY20	Q3 FY19	Q/Q	Y/Y
Revenue	$3,014	$2,579	$3,181	Up 17%	Down 5%
Gross margin	63.6%	59.8%	60.4%	Up 380 bps	Up 320 bps
Operating expenses	$989	$970	$863	Up 2%	Up 15%
Operating income	$927	$571	$1,058	Up 62%	Down 12%
Net income	$899	$552	$1,230	Up 63%	Down 27%
Diluted earnings per share	$1.45	$0.90	$1.97	Up 61%	Down 26%

Non-GAAP
($ in millions, except earnings per share)	Q3 FY20	Q2 FY20	Q3 FY19	Q/Q	Y/Y
Revenue	$3,014	$2,579	$3,181	Up 17%	Down 5%
Gross margin	64.1%	60.1%	61.0%	Up 400 bps	Up 310 bps
Operating expenses	$774	$749	$730	Up 3%	Up 6%
Operating income	$1,156	$802	$1,210	Up 44%	Down 4%
Net income	$1,103	$762	$1,151	Up 45%	Down 4%
Diluted earnings per share	$1.78	$1.24	$1.84	Up 44%	Down 3%

NVIDIA’s outlook for the fourth quarter of fiscal 2020 does not include any contribution from the pending acquisition of Mellanox and is as follows:

•
Revenue is expected to be $2.95 billion, plus or minus 2 percent. Strong sequential growth is expected in Data Center, offset by a seasonal decline in GeForce® notebook GPUs and SoC modules for gaming platforms.

•	GAAP and non-GAAP gross margins are expected to be 64.1 percent and 64.5 percent, respectively, plus or minus 50 basis points.

•	GAAP and non-GAAP operating expenses are expected to be approximately $1.02 billion and $805 million, respectively.

•	GAAP and non-GAAP other income and expense are both expected to be income of approximately $25 million.

•
GAAP and non-GAAP tax rates are both expected to be 9 percent, plus or minus 1 percent, excluding any discrete items. GAAP discrete items include excess tax benefits or deficiencies related to stock-based compensation, which are expected to generate variability on a quarter by quarter basis.

Highlights
Since the end of the second quarter of fiscal 2020, NVIDIA has achieved progress in these areas:
Gaming

•	Announced with Microsoft that Minecraft, the world’s most popular computer game, will feature ray tracing.

•	Announced SUPER versions of GeForce GTX™ GPUs with GeForce GTX 1650 SUPER, and GeForce GTX 1660 SUPER, successor to GeForce GTX 1060, the world’s best-selling GPU.

•	Introduced the RTX Broadcast Engine, which uses the AI capabilities of GeForce RTX GPUs to enable virtual greenscreens, filters and AR effects in livestreaming.

•	Announced two new models of the SHIELD TV streaming media player, which bring unmatched levels of home entertainment, gaming and AI capabilities to the living room.

•	Expanded the reach of GeForce NOW™ game streaming, with the service announced by Taiwan Mobile and Russia’s Rostelcom with GFN.ru, which joined Korea’s LG U+ and Japan’s SoftBank.

Data Center

•
Launched the NVIDIA® EGX Intelligent Edge Computing Platform to bring accelerated AI to retail, manufacturing, telecommunications, logistics and other industries, with Walmart, BMW, NTT East, Procter & Gamble and Samsung Electronics among early adopters.

•	Collaborated with Microsoft to provide an optimized hybrid-cloud platform combining Microsoft Azure software with NVIDIA EGX powered by NVIDIA T4 GPUs to address edge-computing demand.

•	Entered the 5G telecom market, enabling telcos to build high-performing, efficient, virtualized 5G radio access networks using GPUs, in collaboration with Ericsson.

•	Announced a collaboration with Red Hat to deliver software-defined 5G RAN using Red Hat OpenShift and GPU-accelerated servers.

•	Won the first inference benchmark, MLPerf Inference 0.5, measuring AI workload performance in data centers and at the edge.

•
Partnered with VMware to accelerate VMware Cloud on AWS using NVIDIA T4 GPUs and introduced the new NVIDIA vComputeServer software for enterprises to run AI workloads on GPU servers in virtualized environments.

•	Announced that the United States Postal Service will use NVIDIA AI technology to improve its package data-processing efficiency.
Professional Visualization

•	Announced that more than 40 creative and design applications, including three from Adobe -- Adobe Dimension, Substance Alchemist and Premiere Pro -- are now accelerated by RTX ray tracing.
Edge Computing

•	Introduced Jetson Xavier™ NX, the world’s smallest, most powerful AI supercomputer for robotic and embedded computing devices at the edge.
CFO Commentary
Commentary on the quarter by Colette Kress, NVIDIA’s executive vice president and chief financial officer, is available at http://investor.nvidia.com/.
Conference Call and Webcast Information
NVIDIA will conduct a conference call with analysts and investors to discuss its third quarter fiscal 2020 financial results and current financial prospects today at 2:30 p.m. Pacific time (5:30 p.m. Eastern time). A live webcast (listen-only mode) of the conference call will be accessible at NVIDIA’s investor relations website, http://investor.nvidia.com. The webcast will be recorded and available for replay until NVIDIA’s conference call to discuss its financial results for its fourth quarter of fiscal 2020.

Non-GAAP Measures
To supplement NVIDIA’s Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, non-GAAP diluted shares, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation expense, legal settlement costs, restructuring and other, acquisition-related and other costs, gains and losses from non-affiliated investments, interest expense related to amortization of debt discount, and the associated tax impact of these items, where applicable. Free cash flow is calculated as GAAP net cash provided by operating activities less purchase of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user’s overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and the company’s non-GAAP measures may be different from non-GAAP measures used by other companies.
About NVIDIA
NVIDIA’s (NASDAQ: NVDA) invention of the GPU in 1999 sparked the growth of the PC gaming market, redefined modern computer graphics and revolutionized parallel computing. More recently, GPU deep learning ignited modern AI ¯ the next era of computing ¯ with the GPU acting as the brain of computers, robots and self-driving cars that can perceive and understand the world. More information at http://nvidianews.nvidia.com/.

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For further information, contact:

Simona Jankowski	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
sjankowski@nvidia.com	rsherbin@nvidia.com

Certain statements in this press release including, but not limited to, statements as to: the realism of computer graphics taking a giant leap forward with NVIDIA RTX; the foundation we believe we have laid for where AI will ultimately make the greatest impact; the extension of our reach beyond the cloud, to the edge, where GPU-accelerated 5G, AI, and IoT will revolutionize the world’s largest industries; strong data center growth ahead, driven by the rise of conversational AI and inference; NVIDIA returning to repurchasing its stock after closing the acquisition of Mellanox; the status of the regulatory approval process and the timing of closing for the Mellanox acquisition; NVIDIA’s financial outlook for the fourth quarter of fiscal 2020; our expectation of strong sequential growth in Data Center, offset by a seasonal decline in GeForce notebook and SoC modules for gaming platforms, in the fourth quarter of fiscal 2020; NVIDIA’s expected tax rates for the fourth quarter of fiscal 2020; NVIDIA’s expectation to generate variability from excess tax benefits or deficiencies; Minecraft featuring ray tracing; and the benefits and impact of the RTX Broadcast Engine, two new models of SHIELD TV, the NVIDIA EGX Intelligent Edge Computing Platform, NVIDIA’s entry into the 5G telecom market, NVIDIA’s partnership with VMware, the NVIDIA vComputeServer software, and the United States Postal Service’s use of NVIDIA AI technology are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the most recent reports NVIDIA files with the Securities and Exchange Commission, or SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
© 2019 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, GeForce GTX, GeForce NOW, Jetson Xavier, NVIDIA RTX, and NVIDIA SHIELD are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries. Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 27,	October 28,	October 27,	October 28,
	2019	2018	2019	2018

Revenue	$3,014	$3,181	$7,813	$9,511
Cost of revenue	1,098	1,260	3,060	3,547
Gross profit	1,916	1,921	4,753	5,964
Operating expenses
Research and development	712	605	2,091	1,729
Sales, general and administrative	277	258	806	725
Total operating expenses	989	863	2,897	2,454
Income from operations	927	1,058	1,856	3,510
Interest income	45	37	137	94
Interest expense	(13)	(15)	(39)	(44)
Other, net	—	1	—	12
Total other income (expense)	32	23	98	62
Income before income tax	959	1,081	1,954	3,572
Income tax expense (benefit)	60	(149)	109	(3)
Net income	$899	$1,230	$1,845	$3,575

Net income per share:
Basic	$1.47	$2.02	$3.03	$5.88
Diluted	$1.45	$1.97	$2.99	$5.71

Weighted average shares used in per share computation:
Basic	610	609	609	608
Diluted	618	625	617	626

NVIDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	October 27,	January 27,
	2019	2019
ASSETS

Current assets:
Cash, cash equivalents and marketable securities	$9,769	$7,422
Accounts receivable, net	1,455	1,424
Inventories	1,047	1,575
Prepaid expenses and other current assets	149	136
Total current assets	12,420	10,557

Property and equipment, net	1,517	1,404
Operating lease assets	527	—
Goodwill	618	618
Intangible assets, net	43	45
Deferred income tax assets	569	560
Other assets	116	108
Total assets	$15,810	$13,292

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$591	$511
Accrued and other current liabilities	884	818
Total current liabilities	1,475	1,329

Long-term debt	1,990	1,988
Long-term operating lease liabilities	469	—
Other long-term liabilities	662	633
Total liabilities	4,596	3,950

Shareholders' equity	11,214	9,342
Total liabilities and shareholders' equity	$15,810	$13,292

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	October 27,	July 28,	October 28,	October 27,	October 28,
	2019	2019	2018	2019	2018

GAAP gross profit	$1,916	$1,541	$1,921	$4,753	$5,964
GAAP gross margin	63.6%	59.8%	60.4%	60.8%	62.7%
Stock-based compensation expense (A)	15	8	5	27	21
Legal settlement costs	—	2	14	11	14
Non-GAAP gross profit	$1,931	$1,551	$1,940	$4,791	$5,999
Non-GAAP gross margin	64.1%	60.1%	61.0%	61.3%	63.1%

GAAP operating expenses	$989	$970	$863	$2,897	$2,454
Stock-based compensation expense (A)	(208)	(216)	(135)	(597)	(379)
Acquisition-related and other costs	(7)	(5)	(1)	(22)	(5)
Legal settlement costs	—	—	(1)	(2)	(3)
Restructuring and other	—	—	4	—	4
Non-GAAP operating expenses	$774	$749	$730	$2,276	$2,071

GAAP income from operations	$927	$571	$1,058	$1,856	$3,510
Total impact of non-GAAP adjustments to income from operations	229	231	152	659	418
Non-GAAP income from operations	$1,156	$802	$1,210	$2,515	$3,928

GAAP other income (expense)	$32	$35	$23	$98	$62
Losses (Gains) from non-affiliated investments	—	—	(2)	1	(11)
Interest expense related to amortization of debt discount	1	—	—	1	1
Non-GAAP other income (expense)	$33	$35	$21	$100	$52

GAAP net income	$899	$552	$1,230	$1,845	$3,575
Total pre-tax impact of non-GAAP adjustments	230	231	150	660	409
Income tax impact of non-GAAP adjustments (B)	(26)	(21)	(91)	(97)	(199)
Tax benefit from income tax reform	—	—	(138)	—	(138)
Non-GAAP net income	$1,103	$762	$1,151	$2,408	$3,647

	Three Months Ended			Nine Months Ended
	October 27,	July 28,	October 28,	October 27,	October 28,
	2019	2019	2018	2019	2018
Diluted net income per share
GAAP	$1.45	$0.90	$1.97	$2.99	$5.71
Non-GAAP	$1.78	$1.24	$1.84	$3.90	$5.83

Weighted average shares used in diluted net income per share computation	618	616	625	617	626

GAAP net cash provided by operating activities	$1,640	$936	$487	$3,296	$2,845
Purchase of property and equipment and intangible assets	(104)	(113)	(150)	(344)	(397)
Free cash flow	$1,536	$823	$337	$2,952	$2,448

(A) Stock-based compensation consists of the following:
	Three Months Ended			Nine Months Ended
	October 27,	July 28,	October 28,	October 27,	October 28,
	2019	2019	2018	2019	2018
Cost of revenue	$15	$8	$5	$27	$21
Research and development	$141	$145	$88	$400	$237
Sales, general and administrative	$67	$71	$47	$197	$142

(B) Income tax impact of non-GAAP adjustments, including the recognition of excess tax benefits or deficiencies related to stock-based compensation under GAAP accounting standard (ASU 2016-09).

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q4 FY2020 Outlook
GAAP gross margin	64.1%
Impact of stock-based compensation expense	0.4%
Non-GAAP gross margin	64.5%

Q4 FY2020 Outlook
(In millions)
GAAP operating expenses	$1,015
Stock-based compensation expense, acquisition-related costs, and other costs	(210)
Non-GAAP operating expenses	$805